Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account III: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company dated March 4, 2016 and on the financial statements of each sub- account within Jackson National Separate Account III dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account III. /s/KPMG LLP Chicago, Illinois September 14, 2016 KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436 KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.